Exhibit 99.2

Group & Subsidiaries
International & Institutional                            as of December 31, 2008

                                   [GRAPHIC]

Legend

Foreign Corporation
Domestic Corporation
Domestic LLC
Foreign Partnership
Branch
Representative Office